[Letterhead of James E. Scheifley & Associates, PC,]


October 11, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments contained in paragraphs (a) and (b) in Item 4 to Form 8-K of Dale Jarrett Racing Adventure, Inc., dated October 11, 2004.

James E. Scheifley & Associates, PC
Dillon, Colorado